Exhibit 10.10

AMENDMENT TO THE

NEWELL RUBBERMAID INC.

MANAGEMENT CASH BONUS PLAN

The Newell Rubbermaid Inc. Management Cash Bonus Plan (the “Plan”), is amended, effective as of February 11, 2009, with respect to bonuses paid for plan years beginning on or after January 1, 2009, as follows:

1.	Section 6(c) of the Plan is hereby amended to read in its entirety as follows:

(c) Maximum Bonus Payment. The target and maximum annual bonus award payable to a Participant for a Plan Year is a percentage of his Salary, based on the Participant’s participation category and the level of achievement of the performance goals, as set forth below:

	Bonus as a Percentage of Salary if Targets Achieved at	Maximum Bonus as a
Participation Category	100% Level	Percentage of Salary
A/A/A	115.0%	230.0%
A/A	75.0%	150.0%
A/B	65.0%	130.0%
A/C	55.0%	110.0%
A	45.0%	90.0%
B/C	35.0%	70.0%
B	33.5%	67.0%
C	16.75%	33.5%
D	8.375%	16.75%

Performance below the target levels will result in a lower or no bonus award.

In no event, however, shall any Participant be paid a bonus award for any Plan Year that exceeds $2,900,000.

This Amendment has been executed by the Corporation, by its duly authorized officer, as of this 11th day of February, 2009.

NEWELL RUBBERMAID INC.

By:	/s/ Jim Sweet

Title:	Executive Vice President – Human Resources and Corporate Communications